Exhibit 99

Dollar General Corporation Reports First Quarter 2017 Financial Results

  Net Sales Increased 6.5%; Same-Store Sales Increased 0.7%
  Diluted Earnings Per Share of $1.02, Including Approximately $0.01 Charge for the Early Retirement of Long-Term Obligations
  $160 Million of Capital Returned to Shareholders in the Quarter
  Company Confirms Fiscal Year 2017 Diluted EPS Guidance; Updates Other Guidance
  Board of Directors Declares Second Quarter 2017 Dividend

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 1, 2017--Dollar General Corporation (NYSE: DG) today reported financial results for its 2017 first quarter (13 weeks) ended May 5, 2017.

“For the first quarter of 2017, I am pleased with our earnings results which reflect solid management of the business in a difficult retail environment as we overcame our most challenging comparisons from the prior year. Our same-store sales improved as we moved past the delay in income tax refunds and the timing shift of the later Easter holiday. We continue to execute on our focused strategy and implement our operating initiatives which we believe will improve customer traffic and transactions,” said Todd Vasos, Dollar General’s chief executive officer.

First Quarter 2017 Financial Highlights

Net sales increased 6.5 percent to $5.61 billion in the 2017 first quarter compared to $5.27 billion in the 2016 first quarter. Same-store sales in the 2017 first quarter increased 0.7 percent over the 2016 first quarter primarily due to an increase in average transaction amount, partially offset by a decline in traffic. Same-store sales were driven by positive results in the consumables and apparel categories, partially offset by negative results in the home and seasonal categories. The net sales increase was also positively affected by sales from new stores, partially offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 30.3 percent in the 2017 first quarter compared to 30.6 percent in the 2016 first quarter, a decrease of 34 basis points. The gross profit rate decrease was primarily attributable to higher markdowns, primarily for inventory clearance and promotional activities, a greater proportion of sales of consumables, which tend to have a lower gross profit rate as compared to non-consumables, and the mix within consumables. Partially offsetting these items were higher initial inventory markups.

Selling, general and administrative expense (“SG&A”), as a percentage of net sales was 21.8 percent in the 2017 first quarter compared to 21.5 percent in the 2016 first quarter, an increase of 34 basis points as a percentage of net sales. The SG&A increase was primarily attributable to increased labor costs, primarily as a result of the Company’s investment in store manager compensation, and occupancy costs, which increased at a rate greater than the increase in net sales. Partially offsetting these costs were a reduction in advertising costs and lower waste management costs resulting from the Company’s recycling efforts.

The Company’s net income and diluted earnings per share (“EPS”) for the 2017 first quarter were $279 million and $1.02, respectively, compared to net income and diluted EPS of $295 million and $1.03, respectively, in the 2016 first quarter. Diluted EPS for the 2017 first quarter includes a charge of approximately $0.01 related to the early retirement of long-term obligations.

The effective income tax rate in the 2017 first quarter was 37.2 percent compared to 35.4 percent in the 2016 first quarter. The effective income tax rate was higher in the 2017 first quarter due primarily to the recognition of a tax benefit of approximately $9.0 million or $0.03 per diluted share in the 2016 quarter associated with stock-based compensation that did not reoccur in the 2017 quarter.

Merchandise Inventories

As of May 5, 2017, total merchandise inventories, at cost, were $3.30 billion compared to $3.07 billion as of April 29, 2016, an increase of 0.5 percent on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 2017 first quarter were $144 million, including: $54 million for distribution and transportation-related capital expenditures; $50 million for improvements, upgrades, remodels and relocations of existing stores; and $35 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment.

During the 2017 first quarter, the Company opened 293 new stores and remodeled or relocated 301 stores.

Share Repurchases

The Company repurchased $89 million, or 1.3 million shares, under its share repurchase program in the first quarter of 2017, at an average price of $70.86 per share. Since December 2011 through the end of the first quarter of 2017, the Company has repurchased 75.6 million shares of its common stock at a total cost of $4.7 billion, at an average price of $61.57 per share. The total remaining authorization for future repurchases was approximately $845 million at the end of the 2017 first quarter. The authorization has no expiration date.

Dividend

On May 31, 2017, the Board of Directors declared a regular quarterly cash dividend of $0.26 per share on the Company’s common stock. The second quarter dividend will be payable on July 25, 2017 to shareholders of record at the close of business on July 11, 2017.

Acquisition

In April 2017, the Federal Trade Commission approved the Company’s proposed purchase of 322 store locations in 36 states from a small-box multi-price point retailer. The transaction is expected to close during June 2017, subject to customary closing conditions. The store sites are anticipated to be converted to the Dollar General banner by the end of November 2017. The acquisition of these sites is expected to be incremental to the Company’s 2017 new store growth by approximately 290 new stores over the prior guidance of 1,000 new stores for fiscal 2017.

The Company anticipates sales from the acquired sites to impact fiscal 2017 (as defined below in “Financial Outlook”) net sales by approximately 100 basis points. The Company anticipates the acquisition will be modestly accretive to EPS for the fiscal year. An estimated $0.02 per diluted share charge is forecasted in the second quarter primarily related to lease termination costs for a small number of overlapping store locations, as well as ancillary costs related to the pending store locations.

No assurances can be given that the transaction will be closed or will be closed within the expected timeframe or that the store sites will be converted to the Dollar General banner within the timeframe anticipated. Any failure to close the transaction or a delay in such closing or in the conversion of the store sites to the Dollar General banner would impact the financial estimates and store count outlined above.

Financial Outlook

For the 52-week fiscal year ending February 2, 2018 (“fiscal 2017”), and including the anticipated closing of the transaction discussed above under “Acquisition,” GAAP diluted EPS is forecasted to remain consistent with the prior guidance range of $4.25 to $4.50. Assuming such transaction is consummated as planned and the store sites are converted to the Dollar General banner on the expected timeframe, as detailed above, the Company’s net sales are forecasted to increase by approximately five to seven percent as compared with the prior guidance range of four to six percent and capital expenditures for fiscal 2017 are expected to be in the range of $715 million to $765 million as compared with the prior guidance range of $650 million to $700 million. The Company’s same-store sales growth is unchanged from the prior guidance range of slightly positive to an increase of two percent.

Share repurchases for fiscal 2017 continue to be forecasted to be approximately $450 million.

For fiscal 2017, assuming the closing of the acquisition as discussed above, the Company plans to open approximately 1,290 new stores in addition to remodeling or relocating 760 stores and to reduce the Company’s total projects for remodels and relocations by 140 to allow for organizational capacity to execute the incremental new store growth anticipated to result from the pending acquisition.

Conference Call Information

The Company will hold a conference call on Thursday, June 1, 2017 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 14434844. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, June 15, 2017, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 14434844.

Forward-Looking Statements

This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Acquisition” and “Financial Outlook”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including their effect on employment levels, consumer demand, customer traffic, customer disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate, sourcing, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including, but not limited to, consolidation and omnichannel shopping;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs (including effects of potential federal or state regulatory changes related to overtime exemptions, if implemented) and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases, revenue recognition and intra-company transfers;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 13,601 stores in 44 states as of May 5, 2017, Dollar General is among the largest discount retailers in the United States. In addition to high quality private brands, Dollar General sells products from America's most-trusted brands such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 5	April 29	February 3
	2017	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$205,977	$187,687	$187,915
Merchandise inventories	3,300,082	3,072,063	3,258,785
Income taxes receivable	10,492	6,827	11,050
Prepaid expenses and other current assets	232,398	210,769	220,021
Total current assets	3,748,949	3,477,346	3,677,771
Net property and equipment	2,487,292	2,278,081	2,434,456
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,597	1,200,904	1,200,659
Other assets, net	20,928	21,464	20,823
Total assets	$11,796,355	$11,316,384	$11,672,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$401,188	$1,526	$500,950
Accounts payable	1,622,776	1,447,223	1,557,596
Accrued expenses and other	459,105	440,697	500,866
Income taxes payable	208,972	122,148	63,393
Total current liabilities	2,692,041	2,011,594	2,622,805
Long-term obligations	2,632,090	2,989,663	2,710,576
Deferred income taxes	662,485	647,626	652,841
Other liabilities	280,858	279,118	279,782
Total liabilities	6,267,474	5,928,001	6,266,004

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	239,947	249,096	240,811
Additional paid-in capital	3,157,322	3,124,110	3,154,606
Retained earnings	2,136,401	2,020,784	2,015,867
Accumulated other comprehensive loss	(4,789)	(5,607)	(4,990)
Total shareholders' equity	5,528,881	5,388,383	5,406,294
Total liabilities and shareholders' equity	$11,796,355	$11,316,384	$11,672,298

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	May 5	% of Net	April 29	% of Net
	2017	Sales	2016	Sales
Net sales	$5,609,625	100.00%	$5,265,432	100.00%
Cost of goods sold	3,910,642	69.71	3,652,818	69.37
Gross profit	1,698,983	30.29	1,612,614	30.63
Selling, general and administrative expenses	1,225,188	21.84	1,131,871	21.50
Operating profit	473,795	8.45	480,743	9.13
Interest expense	25,004	0.45	24,081	0.46
Other (income) expense	3,502	0.06	-	0.00
Income before income taxes	445,289	7.94	456,662	8.67
Income tax expense	165,800	2.96	161,538	3.07
Net income	$279,489	4.98%	$295,124	5.60%

Earnings per share:
Basic	$1.02		$1.03
Diluted	$1.02		$1.03
Weighted average shares outstanding:
Basic	274,692		285,886
Diluted	275,215		286,978

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	May 5	April 29
	2017	2016
Cash flows from operating activities:
Net income	$279,489	$295,124
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	98,586	92,324
Deferred income taxes	9,516	7,541
Loss on debt retirement, net	3,502	-
Noncash share-based compensation	8,932	10,253
Other noncash (gains) and losses	2,122	(440)
Change in operating assets and liabilities:
Merchandise inventories	(42,456)	3,476
Prepaid expenses and other current assets	(12,342)	(16,676)
Accounts payable	56,630	(55,267)
Accrued expenses and other liabilities	(39,511)	(21,416)
Income taxes	146,137	89,294
Other	(143)	(260)
Net cash provided by (used in) operating activities	510,462	403,953

Cash flows from investing activities:
Purchases of property and equipment	(143,519)	(98,968)
Proceeds from sales of property and equipment	131	323
Net cash provided by (used in) investing activities	(143,388)	(98,645)

Cash flows from financing activities:
Issuance of long-term obligations	599,556	-
Repayments of long-term obligations	(750,275)	(497)
Net increase (decrease) in commercial paper outstanding	(22,800)	-
Borrowings under revolving credit facilities	-	751,000
Repayments of borrowings under revolving credit facilities	-	(731,000)
Costs associated with issuance and retirement of debt	(9,460)	-
Repurchases of common stock	(88,755)	(230,961)
Payments of cash dividends	(71,294)	(71,308)
Other equity and related transactions	(5,984)	7,198
Net cash provided by (used in) financing activities	(349,012)	(275,568)

Net increase (decrease) in cash and cash equivalents	18,062	29,740
Cash and cash equivalents, beginning of period	187,915	157,947
Cash and cash equivalents, end of period	$205,977	$187,687

Supplemental cash flow information:
Cash paid for:
Interest	$37,917	$21,477
Income taxes	$8,837	$64,520
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$47,464	$40,285

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	May 5	April 29
	2017	2016	% Change
Consumables	$4,315,513	$4,039,197	6.8%
Seasonal	662,638	623,850	6.2%
Home products	333,150	322,848	3.2%
Apparel	298,324	279,537	6.7%
Net sales	$5,609,625	$5,265,432	6.5%

Store Activity

		For the Quarter Ended
		May 5	April 29
		2017	2016

Beginning store count		13,320	12,483
New store openings		293	249
Store closings		(12)	(13)
Net new stores		281	236
Ending store count		13,601	12,719
Total selling square footage (000's)		101,065	94,262
Growth rate (square footage)		7.2%	6.2%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210